PRESS RELEASE

For immediate release

For information contact:
Noriyuki Kanayama                           Entertainment Is Us, Inc.
Chief Executive Officer                     Shareholder Relations
Entertainment Is Us, Inc.                   EIUS@jcir.com or 212/835-8524

    ENTERTAINMENT IS US, INC. FILES FORM 8-K REGARDING JAPANESE LEGAL COUNSEL
         OPINION AND RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Chicago, IL, August 25, 2006 - Entertainment Is Us, Inc. (OTC BB: EIUSE) today announced that it has filed a Form 8-K with the Securities and Exchange Commission (SEC) disclosing its receipt of an opinion by its Japanese legal counsel that a share exchange transaction relating to the acquisition of Sankyo Corporation ("Sankyo") by a subsidiary of the Company is invalid and void under applicable Japanese corporate statutes. Sankyo owns and operates five Pachinko parlors in Japan. Additionally, Sankyo owns the Pachinko parlor land and buildings, two commercial buildings, a building consisting of 30 one-room condominiums, and 15 parking lots in Shizuoka City.

Although the conclusions in this legal opinion have not been tested in any Japanese court or with any other Japanese governmental authority, the Company's Board of Directors has determined that there is a serious question as to whether the Company effectively acquired Sankyo. Consequently, on August 25, 2006, the Company's Board of Directors concluded that certain financial statements previously issued by the Company may no longer be relied upon because they include the assets, liabilities and operations of Sankyo. If the Japanese legal counsel's opinion is correct, the Company does not and has never owned Sankyo. The Company's Board of Directors intends to take appropriate action to rectify this issue on behalf of the Company's public stockholders. The Company's Board is also actively reviewing legal options, including alternative transactions under Japanese law, to cause Sankyo to become a subsidiary of the Company or to otherwise cause the Company to own all of the assets of Sankyo. At this time, the Company can make no assurance that it will be successful in identifying viable legal options.

Global Business Development, L.L.C. ("GBD"), an entity connected with Peter David Voss, Naoya Yoshikawa and other individuals had been engaged by the owner of Sankyo to take the Company public in the U.S. GBD was engaged to structure the transactions that resulted in the Sankyo Share Exchange and the EIU (Entertainment is Us Nevada, or "EIU NV") Share Exchange. EIU NV was the company formed by Voss (and of which he was president) and was to be merged with Sankyo through a share swap. EIU NV was also subsequently intended to be merged into EIU DE ("Entertainment is Us Delaware").

Mr. Voss, an Australian national, formed EIU and was the President of EIU at the time of the structuring of the Sankyo Share Exchange, and arranged for EIU to issue shares of its common stock to a number of companies purportedly as compensation for his services. These companies are now listed as stockholders of the Company. Certain of these companies have also been reported to be stockholders of two other U.S. public companies, Global Realty Development Corp. (OTC BB: GRLY) and Solpower Corporation (Pink Sheets: SLPW). The activities of Mr. Voss and these other individuals and entities are among the matters being investigated by the Company's special investigation counsel, Stillman, Friedman & Shechtman, P.C. At the appropriate time, the Company will consider whether to pursue claims against Mr. Voss and other persons.

Further details are available in the Company's Form 8-K filing available at www.sec.gov.

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